Center Financial Corporation

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EXHIBIT 99.1

CENTER FINANCIAL REPORTS RECORD QUARTERLY NET INCOME

FOR 2004 FIRST QUARTER

—Strong Loan, Deposit and Fee Income Growth Continues to Drive Company to New Levels of Achievements—

LOS ANGELES, CA—April 21, 2004—Center Financial Corporation (NASDAQ NM: CLFC) the financial holding company of Center Bank, a community bank focused on the Korean-American niche market, today reported strong growth in loans, deposits and fee income, contributing to record quarterly net income for the three-month period ended March 31, 2004.

2004 first quarter highlights, compared to a year ago, include:

•	Revenues increased 29% to $13.5 million

•	Net interest income before provision for loan losses increased 27% to $9.4 million

•	Noninterest income increased 31% to $4.1 million

•	Net loans increased 37% to $795.8 million

•	Provision for loan losses increased to $1.2 million in response to strong loan growth

•	Total deposits grew 26% to $946.5 million

•	Total assets were up 27% to $1.1 billion

•	Quarterly cash dividend of $0.04 per share

Net income for the first quarter of 2004 increased 33% to $3.3 million, or $0.20 per diluted share, from $2.5 million, or $0.16 per diluted share, in the prior-year period. (All per share figures have been adjusted to reflect a two-for-one stock split in March 2004 and an 8% stock dividend paid in March 2003.) Return on average assets and return on average equity for the 2004 first quarter improved to 1.29% and 16.80%, respectively, from 1.25% and 15.28% in the first quarter of 2003.

“We are off to a very strong start in the new fiscal year,” said (Paul) Seon-Hong Kim, president and chief executive officer. “We continued to build on the momentum from record breaking successes in 2003 and posted strong, healthy growth of our loan portfolio and deposits and higher noninterest income, resulting in record net income for our current first quarter.”

Net interest income before provision for loan losses grew 27% to $9.4 million for the 2004 first quarter from $7.4 million in the same period a year earlier. The net interest margin improved to 4.02% from 3.94% in the 2003 first quarter, reflecting the replacement of low yielding assets with higher-yielding loans. Center Financial increased its provision for loan losses to $1.2 million for the current first quarter, providing for the strong growth in loans, from $400,000 in the corresponding 2003 period.

Noninterest income rose 31% to $4.1 million from $3.1 million in the 2003 first quarter, due to solid growth across all noninterest income categories. The company’s focus on adding new account relationships and increasing its volume of SBA loan sales and retention of servicing rights contributed to increases of 19% in customer service fees and 94% in loan service fees. Center Financial recorded a gain of $377,000 from the sale of SBA loans in the current three-month period. First quarter 2003 results included a net gain of $247,000 from the sale of securities available for sale.

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Noninterest expenses totaled $6.9 million, an increase of 13% from $6.1 million in the first quarter a year ago. The increase principally reflects normal increases in annual salary for existing employees and higher occupancy and staff costs related to Center Bank’s expanded franchise. During 2003, the company opened a full-service branch office in Fullerton, California and a loan production office in Las Vegas and relocated its Western Office. As a result of increased contributions from new branches, a shift in interest earning assets by using the prepayments from investment securities to finance higher yielding loans and the implementation of expense controls, the company was able to significantly improve its efficiency ratio to 50.96%, compared with 59.37% in the 2003 first quarter.

At March 31, 2004, gross loans totaled $808.5 million and net loans equaled $795.8 million, compared with $728.7 million and $717.0 million, respectively, at the end of 2003.

Kim said: “While commercial real estate loans, which are primarily owner-occupied business properties secured by first deeds of trust, continued to contribute the greatest growth in terms of value to our loan portfolio during the current first quarter, we are very pleased with the strong up-tick in our trade finance business. We believe this underscores the strengthened trade finance team brought in during 2003 to capitalize on improving trends in the Asia Pacific trade volumes.”

Trade finance loans increased 61% from a year ago at the end of the 2003 first quarter, and improved 23% from year-end 2003. Commercial real estate loans recorded growth of 50% from prior year levels, accounting for 53% of the company’s loan portfolio at the end of the 2004 first quarter. Commercial loans represented 21% of Center Financial’s loan portfolio at March 31, 2004; SBA loans totaled 8%; consumer loans equaled 6%; and real estate construction was 2%.

Total deposits grew to $946.5 million at the end of the first quarter of 2004, compared with $867.9 million at December 31, 2003. Core deposits represented 54% of total deposits at the end of the current quarter, with non-interest bearing, interest bearing and savings deposits posting increases of 33%, 6% and 27%, respectively, over year-ago levels. Non-interest bearing deposits accounted for 30% of total deposits at March 31, 2004, as compared with 29% at the end of the 2003 first quarter. Time deposits rose 31% over a year ago and increased to 46% of total deposits, versus 44% at the end of the 2003 first quarter. The average cost of deposits for the 2004 first quarter was reduced to 1.83% from 2.22% a year earlier, principally benefiting from a reduction of 25 basis points in target Fed Fund Rate.

Total assets rose to $1.1 billion at March 31, 2004 from $1.0 billion at year-end 2003. Interest-earning assets grew to $969.9 million from $906.6 million at December 31, 2003. The growth of total assets was financed by the increase in deposits. In addition, the company replaced some short-term borrowings with lower cost, more stable deposits collected by branches in 2004.

Total non-performing assets were reduced to $3.0 million, or 0.28% of total assets, at March 31, 2004 from $3.3 million, or 0.32% of total assets, at December 31, 2003. Net charge-offs for the current quarter totaled $376,000, compared with net recoveries of $17,000 at March 31, 2003. The allowance for loan losses was increased to $9.6 million in response to the strong growth in the Company’s loan portfolio, and represented 1.19% of loans, net of unearned income at March 31, 2004, compared with 1.21% at year-end 2003.

“We believe that the dedication of our employees and our commitment to relationship banking is garnering a greater presence for Center Bank in the communities we serve,” said Kim. “We continue to benefit from the sound execution of a steady, organic growth strategy, and we are about to embark on the geographic expansion of our first out-of-state full-service branch office in Chicago, on schedule to open this week. We believe Center Financial is well positioned to maintain solid growth trends, particularly if the economic environment continues to improve. More than ever, the Board of Directors and management, together, are focused on translating the Company’s growth into greater shareholder value.”

Center Financial’s Board of Directors recently declared a regular quarterly cash dividend of $0.04 per share. This cash dividend will be paid on or about May 14, 2004, to shareholders of record at the close of market on April 30, 2004.

Shareholders’ equity at March 31, 2004 increased to $81.6 million from $78.3 million at December 31, 2003. At the end of the 2004 first quarter, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 11.07%, a total risk-based capital ratio of 12.20%, and a Tier 1 leverage ratio of 9.32%.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full-range of financial services. Founded in 1986, Center Bank specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers, and is one of the largest financial institutions in the nation focusing on the Korean-American community. The Bank operates 13 branches throughout Southern California and five Loan Production Offices located in Phoenix, Seattle, Denver, Washington D.C. and Las Vegas. Further information about the Company can be found at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2003 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the

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date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

# # #

(TABLES FOLLOW)

Center Financial Corporation

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	03/31/04	03/31/03	12/31/03
Assets
Cash and due from banks	$53,199	$32,795	$76,926
Federal funds sold	29,165	23,910	41,635
Money market funds and interest-bearing deposits in other banks	30,000	35,000	22,400
Securities available-for-sale	100,902	126,946	110,126
Securities held-to-maturity	13,992	15,587	15,390
Loans (net of unearned income)	805,409	587,638	725,812
Allowance for loan losses	(9,578)	(7,177)	(8,804)

Net loans	795,831	580,461	717,008

Fixed assets	11,048	10,266	11,063
Bank-owned life insurance—cash surrender value	10,136	—	10,034
Other assets	23,021	17,793	22,784

Total assets	$1,067,294	$842,758	$1,027,366

Liabilities and Shareholders’ Equity

Deposits
Non-interest bearing deposits	$285,417	$214,514	$268,534
Interest bearing deposits	661,108	534,903	599,331

Total deposits	946,525	749,417	867,865
Borrowed funds	10,709	15,639	50,671
Long-term subordinated debenture	18,557	—	18,557
Other liabilities	9,942	9,219	12,012

Total Liabilities	985,733	774,275	949,105
Shareholders’ Equity	81,561	68,483	78,261

Total Liabilities & Shareholders’ Equity	$1,067,294	$842,758	$1,027,366

Book value per share[1]	$5.07	$4.41	$4.88
Number of common shares outstanding at period end[1]	16,088,264	15,526,194	16,048,520

[1]	Adjusted to reflect 2 for 1 stock split in 2004.

Center Finacial Corporation

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended March 31,
	2004	2003
Interest income	$12,562	$10,332
Interest expense	3,173	2,966

Net interest income before provision for loan losses	9,389	7,366

Provision for loan losses	1,150	400

Net interest income after provision for loan losses	8,239	6,966
Noninterest income
Customer service fees	1,916	1,612
Fee income from trade finance transactions	703	635
Wire transfer fees	185	154
Gain on sale of loans	377	—
Net (loss) gain on sale of securities available for sale	—	247
Loan service fees	551	285
Other income	353	186

Total noninterest income	4,085	3,119

Noninterest expenses
Salaries and employee benefits	3,682	3,172
Occupancy	537	439
Furniture, fixtures, and equipment	321	323
Data processing	468	391
Professional service fees	344	262
Business promotion and advertising	321	431
Stationery and supplies	106	128
Telecommunications	126	127
Postage and courier service	129	121
Security service	155	143
Other operating expenses	677	541

Total noninterest expenses	6,866	6,078

INCOME BEFORE INCOME TAX PROVISION	5,458	4,007
INCOME TAX PROVISION	2,111	1,482

Net income	$3,347	$2,525

Other comprehensive (loss) income[1]	436	194
Total comprehensive income	$3,783	$2,719

Earning per share, basic[2]	$0.21	$0.16
Earning per share, diluted[2]	$0.20	$0.16
Basic average common shares outstanding[2]	16,062,048	15,416,282
Diluted average common shares outstanding[2]	16,464,230	15,799,386

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect 2 for 1 stock split in 2004.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003	2003
Average gross loans outstanding during period	$784,072	$557,259	$620,302
Total loans outstanding at end of period[1]	805,409	587,638	725,812

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	3,018	2,385	3,327

Total non-performing loans	3,018	2,385	3,327
Other Real Estate Owned	—	—	—

Total Non-performing assets	$3,018	$2,385	$3,327

Allowance for Loan Losses
Balance as of January 1,	$(8,804)	$(6,760)	$(6,760)
Provision for loan losses	(1,150)	(400)	(2,000)
Net loan charge-offs and (recoveries)	376	(17)	(44)

Balance as of September 30,	$(9,578)	$(7,177)	$(8,804)

Selected Ratios	Quarter Ended March 31,		Year Ended
For the Period	2004	2003	2003
Return on average assets	1.29%	1.25%	1.32%
Return on average equity	16.80	15.28	16.28
Interest rate spread	3.49	3.28	3.35
Net interest margin	4.02	3.94	3.96
Yield on earning assets	5.37	5.53	5.40
Cost of deposits	1.83	2.22	2.02
Cost of funds	1.88	2.25	2.05
Noninterest expense/average assets	0.66	0.74	3.19
Efficiency ratio	50.96	59.37	58.10
Net charge-offs/(recoveries) to average loans	0.05	—	(0.01)

Period End
	Period Ended March 31,		Year Ended
	2004	2003	December 31, 2003
Tier 1 risk-based capital ratio	11.07%	9.89%	11.56%
Total risk-based capital ratio	12.20	10.97	12.67
Tier 1 leverage ratio	9.32	8.11	10.69
Non-accrual loans to gross loans	0.37	0.41	0.46
Non-performing assets to total loans and OREO	0.37	0.41	0.46
Non-performing assets to total assets	0.28	0.28	0.32
Allowance for loan loss to gross loans	1.19	1.22	1.21
Allowance for loan losses to nonperforming assets	317.36	300.94	264.62

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.

Center Financial Corporation

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Three Months Ended March 31,			Year Ended December 31,
Loans	2004	2003	% chg	2003
Real estate—construction	$17,396	$22,274	-21.9%	$18,464
Real estate—commercial	426,770	284,515	50.0%	384,824
Commercial	169,844	112,009	51.6%	147,368
Consumer	50,627	41,791	21.1%	49,530
Trade finance	76,215	47,235	61.4%	61,886
SBA	67,549	81,105	-16.7%	66,487
Other	89	152	-41.4%	179

Total loans-gross	808,490	589,081	37.3%	728,738
Unearned Income	(3,081)	(1,443)	113.5%	(2,926)
Allowance for loan losses	(9,578)	(7,177)	33.5%	(8,804)

Total loans—net	$795,831	$580,461	37.1%	`$ 717,008

Deposits
Non-interest bearing	$285,417	$214,514	33.1%	$268,534
Interest bearing checking	160,324	151,253	6.0%	156,928
Savings	63,955	50,211	27.4%	61,251
Time deposits	436,829	333,439	31.0%	381,152

Total deposits	$946,525	$749,417	26.3%	$867,865